Exhibit 4.11

STOCK RESTRICTION AGREEMENT

STOCK RESTRICTION AGREEMENT made this 22nd day of December, 2005 by and among (i) Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), (ii) holders of Common Stock or options to acquire Common Stock whose names are set forth under the heading “Holders” on Schedule I hereto and each person (other than an Investor) who shall, after the date hereof, acquire shares of Common Stock and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule II hereto (the persons described in this clause (ii) being referred to collectively as the “Holders” and singularly as a “Holder”) and (iii) those persons whose names are set forth under the heading “Investors” on Schedule I hereto and each person who shall, after the date hereof, acquire shares of Series A Preferred Stock and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule II hereto (the persons described in this clause (iii) being referred to collectively as the “Investors”).

WITNESSETH:

WHEREAS, the Holders currently own or have options to purchase shares of the Common Stock, par value $0.001 per share (the “Common Stock”), of the Company;

WHEREAS, the Investors are purchasing from the Company shares of its Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) pursuant to the terms of a certain Series A Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof among the Company and the Investors; and

WHEREAS, it is a condition precedent to the closing of the purchase of Series A Preferred Stock pursuant to the Purchase Agreement that this Agreement be entered into by the parties hereto.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Holders and the Investors agree as follows:

1.                                 Definitions.

“Conversion Shares” shall mean shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock. For the purposes of this Agreement, all of the Conversion Shares which any Investor has the right to acquire from the Company upon the conversion of any shares of Series A Preferred Stock then owned by such Investor shall be deemed to be Conversion Shares then owned by such Investor.

“Stock” shall mean and include all shares of capital stock of the Company owned by a Holder or Investor, as applicable, whether presently held or hereafter acquired, including, without limitation, shares of Common Stock and preferred stock of the Company, and all other securities of the Company which may be issued upon conversion or exercise of, in exchange for, or in respect of, shares of Common Stock or preferred stock.

“Stockholders” shall mean and include the Holders and the Investors.

“Transfer” shall mean and include any actions to sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber all or any part of the shares of Stock.

“Voting Agreement” shall mean that Stockholders’ Voting Agreement dated as of the date hereof by and among the Company and the Investors listed on Exhibit A thereto and the Holders (as defined therein).

2.                                 Prohibited Transfers. The Stockholders shall Transfer all or any part of the shares of Stock owned by them only in compliance with the terms of this Agreement. The Company shall not transfer on its books any shares of its capital stock which are subject to this Agreement unless the provisions hereof have been complied with in full. Any purported transfer by a Stockholder of capital stock of the Company without full compliance with the provisions of this Agreement shall be null and void.

3.                                 Right of First Refusal on Dispositions by the Holders.

(a)                                           Offer. If at any time any of the Holders wishes to Transfer any or all shares of Stock owned by him, her or it (the “Offered Shares”) pursuant to the terms of a bona fide written offer received from a third party, such Holder (the “Selling Holder”) shall submit a written offer to sell such Offered Shares to the Company and the Investors on terms and conditions, including price, not less favorable to the Company and the Investors than those on which it proposes to sell such shares of Stock to such third party (the “ROFR Offer”). The ROFR Offer shall disclose the identity of the proposed purchaser or transferee, the Offered Shares proposed to be sold or transferred, the agreed terms of the sale or transfer, including price, and any other material facts relating to the sale or transfer. The ROFR Offer shall further state that the Company and the Investors may acquire, in accordance with the provisions of this Agreement, all or any portion of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

(b)                                           Company Notice of Intent to Purchase. If the Company desires to purchase all or any portion of the Offered Shares, the Company shall communicate in writing its election to purchase to the Selling Holder and each Investor, which communication shall be delivered in person or mailed to the Selling Holder and each Investor within 30 days of the date of the ROFR Offer. Such communication shall, when taken in conjunction with the ROFR Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of such Offered Shares.

(c)                                            Investors’ Right of First Refusal. If, within 30 days of its receipt of the ROFR Offer, the Company fails to deliver written notice to the Selling Holder and each Investor

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of its intention to purchase all of the Offered Shares or for any reason whatsoever, or the Company shall not exercise its right to purchase all of the Offered Shares as provided herein, then each Investor shall have the right to purchase for a period of 60 days following delivery of the ROFR Offer to the Investors (the “Offer Period”), at the price set forth in the ROFR Offer, that number of Offered Shares which the Company shall not have agreed to purchase from the Selling Holder as shall be equal to the aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of shares of Stock of the Company then owned by such Investor and the denominator of which is the aggregate number of shares of Stock held by all of the Investors. The amount of Offered Shares that each Investor is entitled to purchase under this Section 3(b) shall be referred to as its “Pro Rata Fraction.”

(d)                                               Oversubscription Rights. The Investors shall have a right of oversubscription such that if any Investor declines to purchase its Pro Rata Fraction, the other Investors shall, among them, have the right to purchase up to the balance of the Offered Shares not so purchased. Such right of oversubscription may be exercised by a Investor by accepting the offer of the Offered Shares as to more than its Pro Rata Fraction. If, as a result thereof, such oversubscriptions exceed the total number of Offered Shares available in respect of such oversubscription privilege, the oversubscribing Investors shall be reduced with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Fractions or as they may otherwise agree among themselves.

(e)                                                Investor Notice of Intent to Purchase. If an Investor desires to purchase all or any part of the Offered Shares, such Investor shall communicate in writing its election to purchase to the Selling Holder (with a copy to the Company and each other Investor), which communication shall state the number of Offered Shares the Investor desires to purchase and shall be delivered in person or mailed to the Selling Holder (with a copy to the Company and each other Investor) within 60 days of the date following delivery of the ROFR Offer to such Investor. Such communication shall, when taken in conjunction with the ROFR Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of such Offered Shares (subject to the aforesaid limitations as to an Investor’s right to purchase more than its Pro Rata Fraction).

(f)                                                 Closing. Sales of the Offered Shares to be sold to the Company or the participating Investors pursuant to this Section 3 shall be made at the offices of the Company within 75 days of the date following delivery of the ROFR Offer to the Company or such Investor. Such sales shall be effected by the Selling Holder’s delivery to the Company or participating Investor of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to the Company or participating Investor, as the case may be, against payment to the Selling Holder of the purchase price therefor by the Company or such participating Investor, as the case may be.

(g)                                                Sale to Third Party. If the Company and the Investors do not purchase allof the Offered Shares within the time frame specified in this Section 3, the Offered Shares not so purchased may be sold by the Selling Holder at any time within 90 days after the date the ROFR Offer was made to the Company and the Investors, subject to full compliance with the other

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provisions of this Agreement. Any such sale shall be to the proposed transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the proposed transferee than those specified in the ROFR Offer. Any Offered Shares not sold within such 90- day period shall continue to be subject to the requirements of this Section 3. In the event of any such Transfer to a proposed transferee, such proposed transferee shall hold the Offered Shares so acquired subject to the restrictions imposed by this Agreement, and as a condition to such Transfer, such proposed transferee shall execute and deliver (A) an Instrument of Accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement and (B) an Instrument of Accession in the form of Exhibit B to the Voting Agreement agreeing to be bound by the provisions of the Voting Agreement.

(h)                                               Notwithstanding the foregoing provisions of this Section 3, in no event may any Holder Transfer any shares of Stock to an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof that is in competition with the products created, developed or under development or the services marketed or sold by the Company, other than in connection with an Approved Sale; provided that this Section 3(h) shall not apply to any Transfer (i) in connection with an Approved Sale or (ii) to a Holder, an Investor or an Affiliate (as defined in the Purchase Agreement) of an Investor.

4.                                 Right of Participation in Sales to Third Parties.

(a)                                               Co-Sale Right of Investors. If at any time a Stockholder (a “Selling stockholder”) proposes to Transfer any shares of Stock (the “Co-Sale Shares”) to a proposed third party purchaser or transferee (a “Buyer”), the Selling Stockholder shall send a notice in writing to each of the Investors identifying the shares of Stock to be Transferred, the price per share and all other material terms and conditions of the proposed Transfer (the “Co-Sale Offer”) and each of the Investors shall have the right to sell to the Buyer, as a condition to such sale by the Selling Stockholder, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Stockholder (as stated in the Co-Sale Offer), up to the same percentage of shares of Stock owned by such Investor as such sale or disposition represents with respect to said shares of Stock to be sold by the Selling Stockholder.

(b)                                               Notice of Intent to Participate. Each Investor wishing to participate in any Transfer under this Section 4 shall notify in writing the Selling Stockholder transferring hereunder of such intention within 30 days after the date following delivery of the Co-Sale Offer to such Investor.

(c)                                                Sale to a Buyer.

(i)                       The Selling Stockholder and each participating Investor shall sell to the Buyer all, or at the option of the Buyer, any part of the shares proposed to be sold by them at not less than the price and upon such other terms and conditions, if any, not more favorable to the Buyer than those in the Co-Sale Offer provided by the Selling Stockholder under Section 4(a); provided, however, that any purchase of less than all of such Stock by the Buyer shall be

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made from the Selling Stockholder and/or each participating Investor based upon a fraction, the numerator of which is the number of shares of Stock of the Company then owned by the Selling Stockholder or such participating Investor and the denominator of which is the aggregate number of shares of Stock held by the Selling Stockholder and all of the participating Investors.

(ii)                    Each participating Investor shall effect its participation in the sale by promptly delivering to the Selling Stockholder for transfer to the Buyer one or more certificates, properly endorsed for Transfer, which represent:

(A)                                                 the type and number of shares of capital stock of the Company that such participating Investor elects to sell; or

(B)                                                 that number of shares of capital stock of the Company that are at such time convertible into the number of shares of Common Stock that such participating Investor elects to sell; provided, however, that if the Buyer objects to the delivery of shares of capital stock of the Company in lieu of Common Stock, such participating Investor shall convert such shares of capital stock of the Company into Common Stock and deliver Common Stock as provided in this Section 4(c). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the Buyer and contingent on such transfer.

(iii)                 The stock certificate or certificates that the participating Investor delivers to the Selling Stockholder pursuant to Section 4(c) shall be transferred to the Buyer in consummation of the sale of the Stock pursuant to the terms and conditions specified in the Co- Sale Offer, and the Selling Stockholder shall concurrently therewith remit to such participating Investor that portion of the sale proceeds to which such participating Investor is entitled by reason of its participation in such sale. To the extent that any Buyer prohibits such assignment or otherwise refuses to purchase shares or other securities from a participating Investor exercising its rights of co-sale hereunder, the Selling Stockholder shall not sell to such prospective Buyer any shares of Stock unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such shares or other securities from such participating Investor for the same consideration and on the same terms and conditions as the proposed Transfer described in the Co-Sale Offer.

(iv)                In the event of any such Transfer to any Buyer, such Buyer shall hold the shares of Stock so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such Transfer, such Buyer shall execute and deliver (A) an Instrument of Accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement and (B) an Instrument of Accession in the form of Exhibit B to the Voting Agreement agreeing to be bound by the provisions of the Voting Agreement.

(d)                                               Notwithstanding the foregoing provisions of this Section 4, in no event may any Stockholder Transfer any shares of Stock to an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political

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subdivision thereof that is in competition with the products created, developed or under development or the services marketed or sold by the Company; provided that this Section 4(d) shall not apply to any Transfer (i) in connection with an Approved Sale or (ii) to a Holder, an Investor or an Affiliate (as defined in the Purchase Agreement) of an Investor.

5.                                 Permitted Transfers.

(a)                                               Anything herein to the contrary notwithstanding, the provisions of Sections 3 and 4 shall not apply to: (i) any Transfer by a Stockholder by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the exclusive benefit of such members; (ii) any Transfer by a Stockholder to a trust in respect of which such Stockholder serves as trustee, provided that the trust instrument governing said trust shall provide that such Stockholder, as trustee, shall retain sole and exclusive control over the voting and disposition of said shares of Stock until the termination of this Agreement; (iii) any Transfer to an Affiliate (as defined in the Purchase Agreement) of an Investor (or in the case of Shire Laboratories Inc., an Affiliate of Shire plc); (iv) any Transfer to a partner of an Investor; (v) any Transfer of Common Stock in a public offering pursuant to a registration statement filed by the Company with the Securities and Exchange Commission or Rule 144 under the Securities Act of 1933, as amended; and (vi) the sale of substantially all of the capital stock of the Company to another entity in connection with a merger.

(b)                                               In the event of any such transfer, other than pursuant to subsection (a)(v) of this Section 5, the transferee of the shares of Stock shall hold the shares of Stock so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such transfer, each such transferee shall execute and deliver (i) an Instrument of Accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement and (ii) an Instrument of Accession in the form of Exhibit B to the Voting Agreement agreeing to be bound by the provisions of the Voting Agreement.

6.                                                    Drag Along Rights.

(a)                                               If (i) a majority of the members of the Board of Directors of the Company approve a Sale of the Company (as defined below) and (ii) the holders of at least seventy-five percent (75%) in interest of the outstanding shares of Series A Preferred Stock (the “Requisite Holders”) propose to effect (or to cause the Company to effect) a Sale of the Company, the Company shall, at the request of the Requisite Holders, deliver a notice (a “Sale Event Notice”) to all of the Stockholders stating that the Requisite Holders propose to effect (or to cause the Company to effect) such transaction (an “Approved Sale”), and specifying the name and address of the proposed parties to such transaction and the consideration payable in connection therewith. Upon receipt of a Sale Event Notice, each Stockholder shall be obligated, if applicable, to Transfer all shares of Stock owned by it in the Approved Sale at such price and on such terms as specified in the Sale Event Notice; provided, however, that the price and consideration paid shall be different for Common Stock and any series or class of preferred stock to the extent that such

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difference is consistent with the liquidation preferences of the Common Stock and such series or class of preferred stock, as the case may be, set forth in the Company’s certificate of incorporation as if such Approved Sale were a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation, as amended); and provided, further, however, that, with respect to any shares of Stock for which a Stockholder holds unexercised stock options, the price per such share shall be reduced by the exercise price of such options or, if required pursuant to the terms of such options, such Stockholder shall pay the exercise price therefor prior to the closing of the Approved Sale, and shall transfer shares of Common Stock in the Approved Sale.

(b)                                               The closing of any Approved Sale shall be held at such time and place as the Company shall reasonably specify. At such closing, the Stockholders shall deliver, if applicable, certificates representing the shares of Stock to be sold, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and the shares of Stock to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement) and each of the Stockholders shall so represent and warrant.

(c)                                                Each Stockholder involved in any transaction pursuant to this Section 6 shall be required to bear its pro rata share (based upon the number of shares of Stock sold or the number of shares of Stock to be acquired pursuant to options or other rights, calculated on an as converted to Common Stock basis) of the expenses incurred by the Stockholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party; and each Stockholder shall be obligated to join on a pro rata basis (based on the number of shares sold or the number of shares to be acquired pursuant to options or other rights, calculated on an as converted to Common Stock basis) in any representations, warranties, indemnification provisions or other obligations relating to its ownership of the Stock as shall be customary in transactions of a similar nature (including without limitation any escrow arrangements) that the Requisite Holders agree to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Stockholder shares of Stock, which shall be given by such Stockholder). Each Stockholder shall further represent and warrant that he, she or it is the record and beneficial owner of such shares of Stock. No Stockholder shall be obligated in connection with such transaction to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the consideration received by such Stockholder in connection with such transaction. Costs incurred by any such Stockholder on its own behalf shall not be considered costs of the transaction hereunder.

(d)                                               Each Stockholder, whether in its capacity as a Stockholder, officer, founder or director of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may reasonably be requested by the Company in order expeditiously to consummate each Approved Sale and any related transactions, including, without limitation, voting for the approval of a Approved Sale; being present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; voting (in person, by proxy

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or by action by written consent, as applicable) all shares of the capital stock of the Company as to which it has beneficial ownership in favor of such Approved Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale; and raising no objection against the Approved Sale, waiving any dissenters’ or appraisal rights in respect thereof; executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Company and the Requisite Holders. Without limiting the generality of the foregoing, each Stockholder shall execute and deliver such agreements and instruments as may be reasonably specified by the Requisite Holders.

(e)                                                Notwithstanding any provision of this Agreement, the purchase and sale of shares of Stock pursuant to this Section 6 shall not be subject to the provisions of Sections 3 and 4 hereof.

(f)                                                 “Sale of the Company” shall mean (A) any consolidation or merger of the Company into or with any other entity or entities (except a consolidation or merger with or into a wholly-owned subsidiary of the Company, or except a consolidation or a merger in which the Company’s voting shares outstanding immediately prior to such transaction continue to represent a majority by voting power of the voting shares of the corporation outstanding immediately following the transaction, (B) a transaction or series of related transactions in which a person or group of persons (as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of a majority by voting power of the voting shares of the Company, or (C) any sale, license, lease or disposition of all or substantially all of the assets of the Company, other than a sale, license, lease or disposition to a direct or indirect wholly-owned subsidiary of the Company.

7.                                 Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall (except that Sections 9, 11, 17 and 20 shall survive the termination of the other provisions of this Agreement) terminate upon the completion of a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offering or sale by the Company of its Common Stock in which (x) the gross proceeds received by the Company shall be at least $35 million, and (y) the price paid by the public for such shares shall be at least three (3) times the original purchase price per share paid to the Company for the Series A Preferred Stock pursuant to the Purchase Agreement (appropriately adjusted to reflect any subdivision or combination of the Common Stock).

8.                                 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing by first class, registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid, if to each Holder at his, her or its respective address set forth on Schedule I hereto or on the Instrument of Accession pursuant to which he, she or it became a party to this Agreement, and if to the Investors, at their respective addresses set forth on

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Schedule I hereto or to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed by this Section 8.

9.                                 Lock-up Agreement. Each of the Holders hereby agrees in connection with the initial underwritten public offering of securities of the Company not to sell publicly any shares of Stock now owned or hereafter acquired by him and subject to this Agreement without the prior written consent of such underwriter for a period of one hundred eighty (180) days from the consummation of such initial underwritten public offering.

10.                          Failure to Deliver shares of Stock.

(a)                                               Any Transfer not made in compliance with the requirements of this Agreement shall be null and void, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Stock not made in strict compliance with this Agreement).

(b)                                               If a Stockholder Transfers any shares to a Buyer in violation of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such shares of capital stock as is herein specified and cancel on the books of the Company such shares of capital stock then held by such Stockholder, and any such breaching Stockholder agrees to purchase from the Buyers and any transferee a number of shares of capital stock equal to the amount so transferred in violation of this Agreement.

(c)                                                If any Stockholder purports to sell any shares of capital stock in contravention of the right of co-sale (a “Prohibited Transfer”), each Investor, in addition to such remedies as may be available by law, in equity or hereunder, is entitled to require such Stockholder to purchase shares of capital stock from such Investor, as provided below, and such Stockholder will be bound by the terms of such option. If a Stockholder makes a Prohibited Transfer, each Investor who timely exercises his, her or its right of co-sale under Section 4(b) may require such Stockholder to purchase from such Investor the type and number of shares of capital stock that such Investor would have been entitled to sell to the Buyer under Section 4 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 4. The sale will be made on the same terms and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer. Such Stockholder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 4(b).

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11.                          Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

12.                          Legend. During the term of this Agreement the certificate(s) evidencing the shares of Stock subject to this Agreement may be inscribed by the Company with the following legend, or one substantially similar thereto:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, TRANSFERRED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A STOCK RESTRICTION AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

13.                          Entire Agreement. This Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter.

14.                          No Waiver and Further Agreements. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

15.                          Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and Investors holding at least a majority in interest of the outstanding Conversion Shares; provided, however, that (i) no such amendment or waiver that would (A) increase the obligations of any Investor under this Agreement or (B) adversely affect the rights of, or impose any additional obligation on, any Investor under this Agreement, in each case in a manner which is not the same as or similar in all material respects to the manner in which the other Investors would be affected shall be effective without the prior written consent of that Investor, and (ii) no such amendment or waiver to (I) Section 5(a) shall be effective without the prior written consent of all Investors and (II) Sections 4(a) or 15 that is for the benefit of one or more Investors but not for all of the Investors or that would be more favorable to one or more Investors shall be effective without the prior written consent of holders of at least a majority in interest of the outstanding Conversion Shares held by the disinterested or less favored Investors, as the case may be. Any such amendment or

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modification effected in accordance with this Section 13 shall be binding on all parties hereto, even if they do not execute such amendment, modification or consent.

(b)              The Company shall deliver copies of such consent in writing to any holders of any Shares who did not execute such consent. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.                                             Transfers, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns and shall be binding upon any person, firm, company or other entity to whom any shares of Stock are transferred (even if in violation of the provisions of this Agreement) and the heirs, executors, personal representatives, successors and assigns of such person, firm, company or other entity. No provision of this Agreement shall be construed to provide a benefit to any party hereto who no longer owns any Stock.

17.                                             Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

18.                                             Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

19.                                             Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.                                             Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

21.                                             Aggregation of Stock. All shares of Stock held or acquired by affiliates of the Investors shall be aggregated together for purposes of determining the availability or discharge of any rights under this Agreement.

22.                                             Additional Parties. The Company shall take all necessary action to ensure that each person who shall after the date hereof acquires any issued and outstanding shares of the capital stock of the Company or securities of the Company exercisable or convertible into such number of shares of capital stock of the Company shall become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule II hereto, and such additional party shall thereafter be added to Schedule I hereto and be deemed a Holder or an Investor, as the case may be, for all purposes of this Agreement without the requirement of consent of the other parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Stock Restriction Agreement as a sealed instrument as of the day and year first above written.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar
Name:	Jack Khattar
Title:	President & CEO

HOLDERS:

/s/ Jack Khattar
Jack Khattar

[Signature Page to Stock Restriction Agreement]

INVESTORS:

NEW ENTERPRISE ASSOCIATES 11, LIMITED PARTNERSHIP

By:	NEA Partners 11, Limited Partnership, its general partner
By:	NEA 11 GP, LLC, its general partner

By:	/s/ Eugene A. Trainor, III	, Manager

NEA VENTURES 2005, LIMITED PARTNERSHIP

By:	/s/ Pamela J. Clark	, Vice President

[Signature Page to Stock Restriction Agreement]

INVESTORS:

CADUCEUS PRIVATE INVESTMENTS II, LP

By:	OrbiMed Capital II LLC
Its:	General Partner

By:	/s/ Michael Sheffery
Name:	Michael Sheffery
Title:	General Partner

CADUCEUS PRIVATE INVESTMENTS (QP) II, LP

By:	OrbiMed Capital II LLC
Its:	General Partner

By:	/s/ Michael Sheffery
Name:	Michael Sheffery
Title:	General Partner

UBS JUNIPER CROSSOVER FUND, L.L.C.

By:	OrbiMed Advisors LLC
Its:	Member

By:	/s/ Michael Sheffery
Name:	Michael Sheffery
Title:	General Partner

[Signature Page to Stock Restriction Agreement]

INVESTORS:

SHIRE LABORATORIES INC.

By:	/s/ Scott Applebaum
Name:	Scott Applebaum
Title:	Secretary

[Signature Page to Stock Restriction Agreement]

SCHEDULE I

SUPERNUS PHARMACEUTICALS, INC.

SCHEDULE OF HOLDERS AND INVESTORS

Names and Addresses

HOLDERS:

Jack Khattar

INVESTORS:

New Enterprise Associates 11, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

NEA Ventures 2005, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

Caduceus Private Investments II, LP

c/o OrbiMed Advisors LLC

767 Third Avenue, 30th Floor

New York, NY 10017

Attn: Michael B. Sheffery

Caduceus Private Investments II (QP), LP

c/o OrbiMed Advisors LLC

767 Third Avenue, 30th Floor

New York, NY 10017

Attn: Michael B. Sheffery

UBS Juniper Crossover Fund, LLC

c/o OrbiMed Advisors LLC

767 Third Avenue, 30th Floor

New York, NY 10017

Attn: Michael B. Sheffery

Shire Laboratories Inc.

c/o 11200 Gundry Lane

Owings Mills, Maryland 21117

Attention: Richard Couch

SCHEDULE II

SUPERNUS PHARMACEUTICALS, INC.

INSTRUMENT OF ACCESSION

The undersigned,                      , as a condition precedent to becoming the owner or holder of record of                         (               ) shares of the                            stock, par value $.001 per share, of Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby agrees to become a [Holder] [Investor] under that certain Stock Restriction Agreement dated as of December 22, 2005 by and among the Company and other stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stock Restriction Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

SUPERNUS PHARMACEUTICALS, INC.

By:
Name:
Title:

Date:

AMENDMENT NO. 1 TO
STOCK RESTRICTION AGREEMENT

This AMENDMENT NO. 1 TO STOCK RESTRICTION AGREEMENT (this “Amendment”) is made as of February 3, 2006, by and among Supernus Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and the Investors listed on Exhibit A attached to the Restriction Agreement (as defined below). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Restriction Agreement (as defined below).

WHEREAS, pursuant to the terms of the Series A Convertible Preferred Stock Agreement by and among the Company and the Investors dated as of December 22, 2005, as amended by Amendment No. 1 dated as of the date hereof (collectively, the “Purchase Agreement”), the Company proposes to issue and sell to certain existing and new investors an aggregate of Seventeen Million Five Hundred Thousand (17,500,000) shares of Series A Preferred Stock at the Second Closing (as defined in the Purchase Agreement);

WHEREAS, the parties hereto desire to amend the Stock Restriction Agreement dated as of December 22, 2005 (the “Restriction Agreement”), by and among the Company, the Holders and the Investors;

WHEREAS, pursuant to Section 15(a) of the Restriction Agreement, the written consent of the Company and Investors holding a majority in interest of the outstanding Conversion Shares is required to amend the Voting Agreement;

WHEREAS, the undersigned Investors represent the holders of at least a majority of the outstanding Conversion Shares; and

WHEREAS, it is a condition precedent to the Second Closing of the purchase of Series A Preferred Stock pursuant to the Purchase Agreement that this Amendment be entered into by the parties hereto.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Section 5(a)(vi) of the Restriction Agreement shall be amended to read as follows:

“(vi) any Transfer to any other investment fund managed or advised by the same manager or adviser as an Investor; and (vii) the sale of substantially all of the capital stock of the Company to another entity in connection with a merger.”

2.              The approval threshold set forth in Section 6(a)(i) of the Restriction Agreement shall be amended to read as follows:

“(ii) the holders of at least two-thirds (66 2/3%) in interest of the outstanding shares of Series A Preferred Stock (the “Requisite Holders”)”

3.              Schedule I to the Restriction Agreement shall be replaced in its entirety with the Schedule of Holders and Investors attached as Exhibit A to this Amendment.

4.              Entire Agreement. This Amendment (including any and all exhibits, schedules and other instruments contemplated thereby) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter. Except as amended by this Amendment, the Restriction Agreement remains in full force and effect.

5.              Severability. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.              Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

7.              Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

[Signature Page to Amendment No. 1 to Stock Restriction Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Stock Restriction Agreement as a sealed instrument as of the day and year first above written.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar
Name: Jack Khattar
Title: President & CEO

[Signature Page to Amendment No. 1 to Stock Restriction Agreement]

INVESTORS:

NEW ENTERPRISE ASSOCIATES 11, LIMITED PARTNERSHIP

By: NEA Partners 11, Limited Partnership, its general partner

By: NEA 11 GP, LLC, its general partner

By:	/s/ Eugene A. Trainor, III	, Manager
Eugene A. Trainor, III

NEA VENTURES 2005, LIMITED PARTNERSHIP

By:	/s/ Pamela J. Clark	, Vice President
Pamela J. Clark

[Signature Page to Amendment No. 1 to Stock Restriction Agreement]

INVESTORS:

CADUCEUS PRIVATE INVESTMENTS II, LP

By:                            OrbiMed Capital II LLC

Its:                              General Partner

By:	/s/ Michael Sheffery
Name:	Michael Sheffery
Title:	General Partner

CADUCEUS PRIVATE INVESTMENTS (QP) II, LP

By:                            OrbiMed Capital II LLC

Its:                              General Partner

By:	/s/ Michael Sheffery
Name:	Michael Sheffery
Title:	General Partner

UBS JUNIPER CROSSOVER FUND, L.L.C.

By:                            OrbiMed Advisors LLC

Its:                              Member

By:	/s/ Michael Sheffery
Name:	Michael Sheffery
Title:	General Partner

[Signature Page to Amendment No. 1 to Stock Restriction Agreement]

INVESTORS:

SHIRE LABORATORIES INC.

By:	/s/ Angus Russell
Name:	Angus Russell
Title:	Director

SCHEDULE I

SUPERNUS PHARMACEUTICALS, INC.

SCHEDULE OF HOLDERS AND INVESTORS

Names and Addresses

HOLDERS:

Jack Khattar

INVESTORS:

New Enterprise Associates 11, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

NEA Ventures 2005, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

Caduceus Private Investments II, LP

c/o OrbiMed Advisors LLC

767 Third Avenue, 30th Floor

New York, NY 10017

Attn: Michael B. Sheffery

Caduceus Private Investments II (QP), LP

c/o OrbiMed Advisors LLC

767 Third Avenue, 30th Floor

New York, NY 10017

Attn: Michael B. Sheffery

UBS Juniper Crossover Fund, LLC

c/o OrbiMed Advisors LLC

767 Third Avenue, 30th Floor

New York, NY 10017

Attn: Michael B. Sheffery

Shire Laboratories Inc.

c/o 11200 Gundry Lane

Owings Mills, Maryland 21117

Attention: Richard Couch

Abingworth Bioventures IV LP

38 Jermyn Street

London SW1Y 6DN

Attention: General Counsel

with a copy to:

Abingworth Management, Inc.

890 Winter Street

Waltham, MA 02451

Abingworth Bioventures IV Executives LP

38 Jermyn Street

London SW1Y 6DN

Attention: General Counsel

with a copy to:

Abingworth Management, Inc.

890 Winter Street

Waltham, MA 02451

[Signature Page to Amendment No. 1 to Stock Restriction Agreement]